Exhibit 99.1

Contact:
Provectus Biopharmaceuticals, Inc.	Porter, LeVay & Rose, Inc.
Peter R. Culpepper, CFO, COO	Marlon Nurse, DM, SVP – Investor Relations
Phone: 866-594-5999 #30	Phone: 212-564-4700
Bill Gordon – Media Relations
Phone: 212-724-6312

FOR IMMEDIATE RELEASE

PROVECTUS BIOPHARMACEUTICALS’ ABSTRACT ON LIVER CANCER ACCEPTED FOR POSTER PRESENTATION AT 6th ASIA-PACIFIC PRIMARY LIVER CANCER EXPERT MEETING

Phase 1 Study Poster to be Presented in Osaka, Japan, July 3, 2015 at 4:50 pm Local Time

APPLE Conference Runs July 3-5, 2015

KNOXVILLE, TN, May 28, 2015 — Provectus Biopharmaceuticals, Inc. (NYSE MKT: PVCT, http://www.pvct.com), a clinical-stage oncology and dermatology biopharmaceutical company (“Provectus” or the “Company”), announced today that the organizing committee of the 6th Asia-Pacific Primary Liver Cancer Expert Meeting has accepted the Company’s abstract “Phase 1 Study of PV-10 for Chemoablation of Hepatocellular Cancer and Cancer Metastatic to the Liver”, for a poster presentation.

The presentation is scheduled for July 3, 2015, at 4:50-5:50 pm local time. Making the presentation will be Dr. Sanjiv Agarwala, chief of medical oncology and hematology at St. Luke’s Cancer Center in Bethlehem, PA, and professor of medicine at Temple University School of Medicine in Philadelphia. He served as the principal investigator of the Phase I clinical trial that produced the data being presented, as well as the principal investigator in the Phase III clinical trial of PV-10 as a treatment for melanoma which has just begun.

The conference runs July 3-5, 2015, and is being held at The Hyatt Regency Osaka, in Osaka, Japan. The Company will post the presentation on its website at www.pvct.com at the time of the presentation. For more information on the conference, please visit http://www2.convention.co.jp/apple2015/greeting/index.html

Provectus will provide more details about the presentation and conference as they become available.

About APPLE

APPLE 2015 is designed to promote exchanges of international and regional expertise in the study and management of liver cancer. We are very privileged to have a number of distinguished international and local guest faculties who are prominent, world-class leaders in this field, and have traveled a long way to share and discuss with us the advances and challenges currently faced in the area of liver cancer.

About Provectus Biopharmaceuticals, Inc.

Provectus Biopharmaceuticals, Inc., specializes in developing oncology and dermatology therapies. PV-10, its novel investigational drug for cancer, is designed for injection into solid tumors (intralesional administration), thereby reducing potential for systemic side effects. Its oncology focus is on melanoma, breast cancer and cancers of the liver. The Company has received orphan drug designations from the FDA for its melanoma and hepatocellular carcinoma indications. PH-10, its topical investigational drug for dermatology, is undergoing clinical testing for psoriasis and atopic dermatitis. Provectus has completed phase 2 trials of PV-10 as a therapy for metastatic melanoma, and of PH-10 as a topical treatment for atopic dermatitis and psoriasis. Information about these and the Company’s other clinical trials, including its current phase 3 study in melanoma, can be found at the NIH registry, www.clinicaltrials.gov. For additional information about Provectus, please visit the Company’s website at www.pvct.com or contact Porter, LeVay & Rose, Inc.

FORWARD-LOOKING STATEMENTS: This release contains “forward-looking statements” as defined under U.S. federal securities laws. These statements reflect management’s current knowledge, assumptions, beliefs, estimates, and expectations and express management’s current views of future performance, results, and trends and may be identified by their use of terms such as “anticipate,” “believe,” “could,” “estimate,” “expect,” “intend,” “may,” “plan,” “predict,” “project,” “will,” and other similar terms. Forward-looking statements are subject to a number of risks and uncertainties that could cause our actual results to materially differ from those described in the forward-looking statements. Readers should not place undue reliance on forward-looking statements. Such statements are made as of the date hereof, and we undertake no obligation to update such statements after this date.

Risks and uncertainties that could cause our actual results to materially differ from those described in forward-looking statements include those discussed in our filings with the Securities and Exchange Commission (including those described in Item 1A of our Annual Report on Form 10-K for the year ended December 31, 2014) and the following:

•	our determination, based on guidance from the FDA, whether to proceed with or without a partner with the fully enrolled phase 3 trial of PV-10 to treat locally advanced cutaneous melanoma and the costs associated with such a trial if it is necessary to complete (versus interim data alone);

•	our determination whether to license PV-10, our melanoma drug product candidate, and other solid tumors such as cancers of the liver, if such licensure is appropriate considering the timing and structure of such a license, or to commercialize PV-10 on our own to treat melanoma and other solid tumors such as cancers of the liver;

•	our ability to license our dermatology drug product candidate, PH-10, on the basis of our phase 2 atopic dermatitis and psoriasis results, which are in the process of being further developed in conjunction with mechanism of action studies; and

•	our ability to raise additional capital if we determine to commercialize PV-10 and/or PH-10 on our own, although our expectation is to be acquired by a prospective pharmaceutical or biotech concern prior to commercialization.

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